                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               WESTERN BEEF, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                              MERRILL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                  WESTERN BEEF, INC.
                              47-05 METROPOLITAN AVENUE
                              RIDGEWOOD, NEW YORK 11385


                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD JULY 11, 1997

To the Stockholders of Western Beef, Inc.:

    The Annual Meeting of the Stockholders of Western Beef, Inc., (the "Company ) will be held at the La Guardia Marriott Hotel, 102-05 Ditmars Boulevard, East Elmhurst, N.Y. 11369, on July 11, 1997 at 10:00 A.M., New York time, for the following purposes:

    1. To elect four directors to hold office until the next Annual Meeting;

    2. To consider and vote for the selection of BDO Seidman, LLP as independent auditors for Western Beef, Inc. for the fiscal year ending January 2, 1998;

    3. To transact such other business as may properly come before the meeting.

    Only stockholders of record as of the close of business on May 22, 1997 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote will be available for inspection by stockholders at the executive offices of the Company at least ten days before the date of the meeting.

    The Company's Annual Report for the fiscal year ended January 3, 1997, including financial statements is also enclosed.


                             By order of the Board of Directors,


                             Peter R. Admirand,
                             SECRETARY

Dated:   May 30, 1997
Ridgewood, New York

IMPORTANT -- PLEASE SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE PREPAID RETURN ENVELOPE PROVIDED, PARTICULARLY IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON.

                                  WESTERN BEEF, INC.
                              47-05 METROPOLITAN AVENUE
                              RIDGEWOOD, NEW YORK 11385

                                 -------------------

                                   PROXY STATEMENT

                                 -------------------

PROXIES

   This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Western Beef, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the Meeting ) to be held on July 11, 1997 at 10:00 A.M., New York time, at the La Guardia Marriott Hotel, 102-05 Ditmars Boulevard, East Elmhurst, N.Y. 11369, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked at any time before it is exercised in person at the Meeting, by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. The Company anticipates mailing this proxy statement and the accompanying proxy to stockholders on or about June 6, 1997.

SOLICITATION OF PROXIES

   This solicitation of proxies is being made by the Board of Directors of the Company and the expenses thereof will be borne by the Company. The principal solicitation is being made by mail. However, arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of the Company s common stock, par value $.05 per share (the "Common Stock"), and such persons will be reimbursed for their reasonable expenses.

OUTSTANDING VOTING STOCK

   As of May 22, 1997, there were 5,465,350 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Only holders of record of Common Stock as of the close of business on May 22, 1997 will be entitled to vote at the Meeting. All questions will be determined by a majority vote of those present and voting in person or by proxy.

QUORUM AND VOTING REQUIREMENTS

   The Company's By-Laws provide that the holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum. Each share of Common Stock shall entitle the holder thereof to one vote. For the election of directors, a plurality of the votes cast shall elect. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law of the State of Delaware (the General Corporation Law") prescribes a different percentage of votes and/or a different exercise of voting power. For the election of directors, voting need not be by ballot. Voting by ballot shall not be required for any other corporate action, except as otherwise provided by the General Corporation Law.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the Company's Common Stock (the Company's only voting securities)) by each director, each named executive officer designated in the section of this Proxy Statement captioned "Executive Compensation", all directors and named executive officers as a group and each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to own more than 5% of the Common Stock as of May 22, 1997. The Company has been advised that, except as otherwise indi-cated in the notes to such table, all those listed have the sole power to vote and dispose of the number of shares set forth opposite their respective names, and their respective addresses are in care of the Company:

    NAME                                         NUMBER OF SHARES    % OF CLASS
    ----                                         ----------------    ----------
    PSL Foods, Inc. (1). . . . . . . . . . . . .    1,690,007           30.9
    Camile Magliocco (2) (3) . . . . . . . . . .      446,126            8.2
    Joseph Castellana (2) (4) (5). . . . . . . .      486,138            8.9
    Frank Castellana (2) (4) (6) . . . . . . . .      453,529            8.3
    Peter Castellana, Jr. (2) (4) (7). . . . . .      446,126            8.2
    Michael Castellana (2) (4) (8) . . . . . . .      406,114            7.4
    Stephen R. Bokser (4). . . . . . . . . . . .       10,000            *
    Richard G. Klein (4) . . . . . . . . . . . .        5,000            *
    Arnold B. Becker (4) . . . . . . . . . . . .       10,000            *
    Robert C. Ludlow (4) (9) . . . . . . . . . .          600            *
    All directors and executive officers as a group
    (nine persons ) (10) . . . . . . . . . . . .    3,507,114           64.2

---------------------
* Less than 1% of the outstanding Common Stock.

 (1) PSL Foods, Inc. is owned in equal proportions by the individuals named in note (2) below.

 (2) Frank Castellana, Joseph Castellana, Peter Castellana, Jr., Michael Castellana and Camile Magliocco are siblings.

 (3)   Includes 32,818 shares owned by the minor children of Camile Magliocco.

 (4) Member of the Company's Board of Directors and/or a named executive officer of the Company. Includes options to purchase 10,000, 5,000 and 10,000 shares of Common Stock for Messrs. Bokser, Klein and Becker, respectively.

 (5) Includes 38,968 shares owned by the wife and minor children of Joseph Castellana.

 (6) Includes 17,528 shares owned by the wife and minor children of Frank Castellana.

 (7) Includes 158,048 shares owned by the wife and minor children of Peter Castellana, Jr.

 (8) Includes 22,234 shares owned by the wife and minor children of Michael Castellana.

 (9)   Mr. Ludlow resigned from the Company as of March 5, 1997.

(10) Includes shares owned by PSL Foods, Inc. Also includes options to purchase 25,200 shares of Common Stock held by certain Directors and Executive Officers.

                        PROPOSAL NO. 1:  ELECTION OF DIRECTORS

   Four directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The Board of Directors intends to present for action at the Meeting the election of Messrs. Joseph Castellana, Peter Castellana, Jr., Arnold B. Becker, and Stephen R. Bokser to serve as directors until the 1998 Annual Meeting of Stockholders and their successors have been elected and qualified. All of these persons were elected as Directors of the Company at the last Annual Meeting of Stockholders. Frank Castellana and Richard G. Klein, current members of the Board of Directors, have decided not to run for re-election and their terms will expire at the 1997 Annual Meeting of Stockholders.

   The enclosed proxy will be voted for the election of such nominees. It is not anticipated that any of these nominees will become unavailable for any reason. But, if that should occur before the Meeting, the appointees named in the proxy reserve the right in the exercise of their sole discretion to substitute and to vote for any other person of their choice as a nominee in place of such nominee or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Certificate of Incorporation and By-Laws.

   In accordance with Securities and Exchange Commission ("SEC") regulations, the enclosed proxy card provides stockholders with an opportunity to grant to, or withhold from, the appointees named therein, the authority to vote for the election of any director nominee.

   Approval of the nominees for Director requires the affirmative vote of a plurality of the votes of the outstanding shares of Common Stock cast at the Meeting. The Board of Directors recommends that stockholders vote for the election of the nominees listed below.

   Set forth below is information with respect to the directors and executive officers of the Company.


DIRECTORS                PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS                 AGE
---------                -----------------------------------------------                 ---
Joseph Castellana        Vice-Chairman, Executive Vice-President -- Retail                39
                         Operations and Executive Assistant to the President and
                         Chief Executive Officer of the Company since March
                         1995; prior to that, Vice-President and Secretary for
                         more than the past five years; Director of the Company
                         from 1982 through 1993 and since 1995.

Peter Castellana, Jr.    President and Chief Executive Officer of the Company             37
                         since March 1995; prior to that, Vice-President and
                         President of Retail Operations since May 1992; General
                         Manager -- Retail Operations of the Company for more
                         than the past five years; Director of the Company since
                         1995.

Stephen R. Bokser        President and Chief Executive Officer of White Rose              54
                         Food, a wholesale distributor and a division of Di
                         Giorgio Corp., for more than the past five years;
                         Director of Di Giorgio Corp.; Director of the Company
                         since 1993.

Arnold B. Becker         President of The Arnold Becker Group, Inc., provider of          62
                         management consulting services to retail companies since
                         February 1996; prior to that, President of Vendamerica,
                         Inc., the U.S. investment arm of Vendex International
                         N.V. for more than the past five years; Director of the
                         Company since 1995.

DIRECTORS NOT SEEKING RE-ELECTION
---------------------------------

Frank Castellana         Chairman and Executive Vice-President -- Planning and            41
                         Development since February 1997; prior to that, Chairman
                         and Executive Vice-President -- Wholesale Operations of
                         the Company since March 1995; prior to that, President
                         of the Company for more than the past five years;
                         Director of the Company since 1982.

Richard G. Klein         Partner at the law firm of Hofheimer, Gartlir & Gross,           48
                         LLP, since February 1995; prior to that, partner at the
                         law firm of Bondy & Schloss for more than the past five
                         years; Director of the Company since 1996.

NON-DIRECTOR EXECUTIVE OFFICERS
-------------------------------

Michael Castellana       Senior Vice-President -- Retail Operations of the                33
                         Company since March 1995; prior to that, General
                         Manager -- Produce Division of the Company for more
                         than the past five years.

Chris Darrow             Chief Financial Officer of the Company since March 1997;         40
                         prior to that, Vice-President and Controller of
                         Waldbaums, Inc., a subsidiary of The Great Atlantic &
                         Pacific Tea Co. for more than the past five years.

Peter R. Admirand        Controller -- Retail Operations, for more than the past          57
                         five years; Secretary of the Company since March, 1995.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

   The Board of Directors held two meetings during fiscal 1996 with every director attending all of the meetings held during his term as director, and acted by unanimous written consent on one occasion. The Board of Directors has a Compensation and Benefits Committee (the "Compensation Committee") consisting of Arnold B. Becker and Richard G. Klein, and an Audit Committee, consisting of Stephen R. Bokser and Richard G. Klein. Mr. Klein joined the Compensation Committee and the Audit Committee on April 1, 1996 and will serve on the Compensation Committee and the Audit Committee until the 1997 Annual Meeting of Stockholders, at which time he will be replaced by Arnold B. Becker on the Audit committee and by Stephen R. Bokser on the Compensation Committee. Non-employee directors received a quarterly fee of $1,250 and a $1,000 reimbursement for travel and related expenses for each meeting they attended. The Compensation Committee met once in fiscal 1996. No meetings were held by the Audit Committee in fiscal 1996.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

   Pursuant to the Company's compensation policy, each non-employee director will receive:

   1. A $5,000 annual retainer to be paid in quarterly installments of $1,250.

   2. In 1996 the Western Beef, Inc., 1995 Non-Employee Director Plan (the "Non-Employee Plan") provided that: (a) each year, on the date of the Company's annual meeting of Stockholders, each non-employee director shall be automatically granted on such date without further action by the Board of Directors an option to purchase five thousand (5,000) shares of the Company's Common Stock and (b) such option shall vest and become exercisable one year from the date such option is granted.

   On April 17, 1997, the Board of Directors amended the Non-Employee Plan to provide for a grant of options to be made to purchase 5,000 shares of the Company's Common Stock at a price equal to the fair market value of the Common Stock on the date of grant when the non-employee director is first elected to the Company's Board of Directors. Such options shall vest and become exercisable as to 20% if the shares of Common Stock covered thereby in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of grant.

   3. On April 17, 1997, the Board of Directors decreased the travel compensation from $1,000 per meeting to cover only reimbursement for reasonable out-of pocket travel expenses that each non-employee director incurs for each meeting of the Board that such member attended to cover travel and related expenses.

   In addition, all members of the Board will continue to be indemnified, in a manner consistent with the requirements of the General Corporation Law, by a standard Directors and Officers liability policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

   Based solely upon its review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, the Company believes that during the fiscal year ended January 3, 1997, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with, subject to the exceptions set forth below:

   Peter R. Admirand, Secretary and Controller--Retail Operations of the Company, did not file a Statement of Changes in Beneficial Ownership of Securities on Form 5 in connection with the grant of an Employee Stock Option, dated November 13, 1995. Mr. Admirand filed an Annual Statement of Changes in Beneficial Ownership on Form 5 disclosing this event on April 23, 1997.

   Arnold B. Becker and Stephen R. Bokser, each a Director of the Company, did not file a statement of Changes in Beneficial Ownership of Securities on Form 5 in connection with grants of Non-Employee Director Stock Options, dated June 13, 1995 and June 12, 1996, respectively. Both Mr. Becker and Mr. Bokser filed an Annual Statement of Changes in Beneficial Ownership on Form 5 disclosing these events on April 29, 1997 and April 24, 1997, respectively.

   Chris Darrow, Chief Financial Officer of the Company, did not file an Initial Statement of Beneficial Ownership of Securities on Form 3 in connection with his appointment as an officer of the Company, dated as of March 3, 1997. Mr. Darrow filed an Initial Statement of Beneficial Ownership of Securities on Form 3 disclosing this event on April 23, 1997.

   Robert C. Ludlow, former Senior Vice-President of the Company, did not file a Statement of Changes in Beneficial Ownership of Securities on Form 5 in connection with a grant of Employee Stock Options, dated November 13, 1995. Mr. Ludlow filed an Annual Statement of Changes in Beneficial Ownership on Form 4 disclosing this event on April 10, 1997.

                                EXECUTIVE COMPENSATION

GENERAL

   The following table sets forth information as to the 1996 compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "named executive officers") for services in all capacities to the Company and its subsidiaries in 1996, 1995 and 1994.

                              SUMMARY COMPENSATION TABLE
                                 ANNUAL COMPENSATION


                                                               LONG-TERM COMPENSATION AWARDS
                                                               -----------------------------
                                      ANNUAL COMPENSATION              SECURITIES
                                      -------------------      UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY(1)   BONUS (1)    OPTIONS (#)    COMPENSATION(2)
---------------------------   ----    ---------   ---------    -----------    ---------------
Frank Castellana............  1996     $333,320    $ 87,316            -          $6,000
 Chairman and Executive       1995      330,000      70,417            -           6,000
 Vice-President               1994      312,000      75,133            -           6,000

Joseph Castellana...........  1996      369,309     106,376            -           6,000
 Vice-Chairman and            1995      330,000      70,417            -           6,000
 Executive Vice-President     1994      330,000      75,133            -           6,000

Peter Castellana, Jr........  1996      591,347     170,285            -           6,000
 President and CEO            1995      575,000     124,583                        6,000
                              1994      390,000      75,133            -           6,000

Michael Castellana..........  1996      284,550      82,214            -           6,000
 Senior Vice-President        1995      275,000      59,383            -           6,000
                              1994      280,559      69,999            -           6,000

Robert C. Ludlow............  1996      154,659      25,249            -           6,000
 Senior Vice-President        1995      151,250      16,250          3,000         6,000
 and CFO                      1994       93,500      15,818            -             N/A


(1) Amounts shown include cash compensation earned by the named executive officers during each respective year covered, including amounts deferred, if any, at the election of those officers. Bonuses are shown for the year in which they were earned.

(2) Amounts shown represent the Company's contributions to its Profit Sharing Plan.

                          OPTION GRANTS IN LAST FISCAL YEAR

   No options or Stock Appreciation rights (SAR) were issued to the named executive officers during the Company's 1996 fiscal year.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                        YEAR-END OPTION VALUES.

   The following table provides information on option exercises by each of the named executive officers during the past fiscal year, and the value of such officers' unexercised options at January 3, 1997, the last day of the Company's fiscal year. No SARS were outstanding during this period.


                                                       NUMBER OF                     VALUE OF
                                                 SECURITIES UNDERLYING              UNEXERCISED
                                                  UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                                 AT FISCAL YEAR END (#)       AT FISCAL YEAR END $ (2)
                 SHARES ACQUIRED   VALUE         ----------------------       ------------------------
NAME               ON EXERCISE    REALIZED     EXERCISABLE    UNEXERCISED    EXERCISABLE    UNEXERCISED
----               -----------    --------     -----------    -----------    -----------    -----------
Robert C. Ludlow       -0-          -0-           600(3)         2,400          2,625         10,500


(1) All options were granted under the 1995 Stock Option Plan for Employees. All options are fully exercisable five years after grant (with 20% becoming exercisable each year on the first through fifth anniversaries of the date of grant). The exercise price may be paid in cash, by the surrender of currently owned Common Stock (valued at 100% of the market price) or by the delivery to the Company of a copy of irrevocable instructions to a stockbroker to sell shares of Common Stock to be acquired upon exercise of the option and to deliver promptly to the Company an amount sufficient to pay such purchase price or by any combination of the methods of payment described above.

(2) Amounts in the column represents closing market price of the Common Stock on January 3, 1997 ($10.375), minus the exercise price of the option with respect to all of the shares underlying the option. All options were granted at 100% of market price on the date of grant. The term in-the-money refers to options having an exercise price less than the relevant market price.

(3) Robert C. Ludlow exercised his option to purchase 600 shares of the Common Stock upon his resignation from Western Beef on March 5, 1997.

PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return on the Common Stock of the Company with that of the Dow Jones Equity Market Index, a broad market index, and the Dow Jones Food Retailers and Wholesalers Index, an index of operators of supermarkets, food-oriented convenience stores and other food retailers, both issued by The Dow Jones Company. The comparison for each of the periods assumes that $100 was invested on January 3, 1992, in each of the Common Stock of the Company, the stocks included in the Dow Jones Equity Market Index and the stocks included in the Dow Jones Food Retailers and Wholesalers Index. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.


                    EDGAR REPRESENTATION OF DATA POINTS USED
                              IN PRINTED GRAPHIC

                                  1/03/92   1/01/93   12/31/93   12/30/92   12/29/95   1/03/97
WESTERN BEEF INC. DEL               100       121        192        135        118       234
DOW JONES EQUITY MARKET             100       108        119        120        165       206
DJ FOOD RETAILERS & WHOLESALERS     100       102         96         97        123       154


BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Compensation of the Company's executive officers currently is administered by the Compensation Committee, which consists of Messrs. Arnold B. Becker and Richard G. Klein (since April 1, 1996). Daniel M. Healy was a member of the Compensation Committee until his resignation from the Board of Directors, effective April 1, 1996. Mr. Klein will serve on the Compensation Committee until the 1997 Annual Meeting of Stockholders, at which time he will be replaced by Mr. Stephen R. Bokser.

   Compensation of the executive officers of the Company for 1996, including the Chief Executive Officer, has been determined by the Compensation Committee after the Chief Executive Officer, Peter Castellana, Jr., has submitted his requested base salary, and recommended a base salary for each of the other executive officers of the Company. The Committee also retains independent consultants, William M. Mercer, Inc., for advice on compensation matters and information on competitive practices. The Compensation Committee then reviewed such requests and recommendations in combination with other factors, including the Company's overall performance and made a subjective determination regarding 1996 compensation. Because compensation paid to executive officers during 1996 did not exceed the tax deductibility limits of 162(m) of the Internal Revenue Code, the Company currently has no policy with respect thereto.

                                Compensation Committee

                                   Arnold B. Becker
                                   Richard G. Klein


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   As indicated above, the Compensation Committee establishes executive compensation. Director of the Company, Stephen R. Bokser is President and Chief Executive Officer of White Rose Food and it is anticipated that Mr. Bokser will hold such position after being appointed a member of the Compenstion Committee. During 1996, 1995 and 1994 the Company purchased various food products in the amounts of $27,423,000, $21,954,000 and $20,206,000 from White Rose Food. As of
January 3, 1997 and December 29, 1995, the Company had trade payables of $797,000 and $1,117,000 respectively, due to White Rose Food.

   The Company has retained the law firm of Hofheimer, Gartlir & Gross, LLP to represent the Company in certain matters. Mr. Richard G. Klein, a Director of the Company and a member of the Compensation Committee, is a partner in said law firm. Payments for services rendered by Mr. Klein's law firm to the Company were not material to the Company and were consistent with fees charged by other law firms for similar services.

   Daniel M. Healy, a former Director of the Company who resigned from the Board of Directors on April 1, 1996, is Executive Vice-President and the Chief Financial Officer of North Fork Bancorporation, Inc. (the "Bank") and held such positions while he was a Director of the Company and a member of the Compensation Committee. During 1996, 1995 and 1994 the Company had credit facilities with the Bank that permitted borrowings of up to $3,000,000. As of April 1, 1996, December 29, 1995 and December 30, 1994 the Company was indebted to the Bank in the amounts of $0, $360,677 and $0, respectively. The Company believes that all Bank terms and fees are at customary rates.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   For more than a decade, the Company and the members of the Castellana family (collectively, the "Principal Stockholders") have had continuing relationships simultaneously as lessors and lessees, suppliers and customers and debtors and creditors. They have also shared certain management personnel and certain administrative functions, such as insurance, advertising and payrolls, and have attempted to allocate the common costs fairly. In October 1992 the parties consummated, an Agreement of Combination (the "Combination") pursuant to which
(1) the Company and the food business of the Principal Stockholders were combined under a publicly traded successor Delaware corporation, (2) the 3,566,796 shares of the Company s then outstanding Common Stock were converted, on a share-for-share basis, into Common Stock of such successor corporation and
(3) the Principal Stockholders became beneficial owners of an additional 1,400,000 shares of Common Stock, giving them beneficial ownership of approximately 72% of such Common Stock (compared to their former beneficial ownership of approximately 62%).

   The Principal Stockholders, as lessors, amended the leases of the Company's food stores transferred to the Company, so that as of the closing of the Combination the rentals thereunder did not exceed fair market value as determined by independent appraisal. In addition, Management and the Principal Stockholders agreed to obtain independent appraisals of rentals under all other Company leases in which the Principal Stockholders have an interest as landlord or tenant (other than one store rental which was fixed on a formula basis) and to make any necessary revisions so that, in the aggregate, such rentals do not exceed fair market value. All such revisions were made effective as of January 4, 1992. It now is the Company's policy to obtain independent appraisals in connection with new leases entered into with the Principal Stockholders.

    In March 1997, certain subsidiaries of the Company entered into new leases with affiliates of the Principal Stockholders for two locations where the Company currently operates retail food stores. These leases increased the rent paid under the prior leases and also increased the terms of such leases. Prior to entering into the leases, the Company obtained independent appraisals of the values of the leases. The Board of Directors of the Company, including the independent Directors, unanimously approved these transactions.

    The Company leases land, various retail food stores and warehouse storage and office space, from affiliates of the Principal Stockholders under various leases which expire through June 2015. Rent expense relating to these leases was $2,737,000 for 1996, $2,772,000 for 1995 and $2,783,000 for 1994. During the
years ended January 3, 1997 and December 29,1995, the Company made capital expenditures of approximately $725,000 and $374,000 at leaseholds owned by affiliates of the Principal Stockholders.

   The average square foot rental for property leased from the Principal Stockholders is $ 4.02 per square foot as compared with an average square foot rental of $ 5.01 for property leased from third party landlords.

    As of January 3, 1997, December 29, 1995 and December 30, 1994, the Company had advances due from the Principal Stockholders and affiliated entities of approximately $0, $12,000 and $418,000, respectively. These advances were unsecured and non-interest bearing and were repaid in full.

    The Company had sales to affiliates controlled by the Company's Principal Stockholders for 1996, 1995 and 1994 of $85,000, $528,000 and $4,333,000
respectively. In 1995, the Company acquired one of these affiliates which owed the Company approximately $52,000 at December 29, 1995. No consideration was paid by the Company for the acquisition of this affiliate.


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

   During 1996, 1995 and 1994, the Company purchased various food products in the amounts of $27,423,000, $21,954,000 and $20,206,000 respectively, from White Rose Food, of which Stephen R. Bokser, a Director of the Company, is an officer. As of January 3, 1997 and December 29, 1995 the Company had trade payables of $797,000 and $1,117,000 respectively, due to the affiliate.

   The Company has retained the law firm of Hofheimer, Gartlir & Gross, LLP to represent the Company in certain matters. Richard G. Klein, a Director of the Company and a member of the Compensation Committee until the expiration of his term at the 1997 Annual Meeting of Stockholders is a partner of such firm. Payments for services rendered by Mr. Klein's law firm to the Company were not material to either such law firm or the Company and were in line with fees charged by other law firms for similar services.

   Daniel M. Healy, a former Director of the Company who resigned from the Board of Directors on April 1, 1996, is Executive Vice-President and the Chief Financial Officer of North Fork Bank Corporation, Inc. and held such positions while he was a Director of the Company and a member of the Compensation Committee. During 1996, 1995 and 1994 the Company had credit facilities with the Bank that permitted borrowings of up to $3,000,000. As of April 1, 1996, December 29, 1995 and December 30, 1994 the Company was indebted to the Bank in the amounts of $0, $360,677 and $0, respectively. The Company believes that all Bank terms and fees are at customary rates.

                   PROPOSAL NO. 2: ELECTION OF INDEPENDENT AUDITORS

   In the absence of contrary direction, the proxies will be voted for the selection of BDO Seidman, LLP as independent auditors to audit the books and accounts of Western Beef, Inc. at the end of the 1997 fiscal year. The Board of Directors recommends that stockholders vote in favor of the selection of BDO Seidman, LLP.

   Approval of the selection of BDO Seidman, LLP as independent auditors requires the affirmative vote of a majority of the votes of the outstanding shares of Common Stock cast at the Meeting.

   It is expected that representatives of BDO Seidman, LLP will be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

    In connection with its audit of the books and accounts of Western Beef, Inc. for the fiscal year ended January 3, 1997, BDO Seidman, LLP audited the Company's annual consolidated financial statements and consulted with Western Beef, Inc. concerning other accounting matters, certain tax matters and other matters.

                 STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS
                             FOR THE 1998 ANNUAL MEETING

   Stockholder proposals intended for inclusion in the proxy materials for the 1998 Annual Meeting and nominations for Directors to be elected at the 1998 Annual Meeting must be received by the Secretary of the Company at the Company's offices at 47-05 Metropolitan Avenue, Ridgewood, New York 11385, no later than March 15, 1998, in order for such proposals and nominations to be included in the proxy material for the 1998 Annual Meeting, which is currently expected to be held in June, 1998.


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

                       ADDITIONAL INFORMATION AND OTHER MATTERS

   A COPY OF THE COMPANY'S FORM 10-K INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED FREE OF CHARGE BY WRITING TO SECRETARY, WESTERN BEEF INC., 47-05 METROPOLITAN AVENUE, RIDGEWOOD, NEW YORK 11385.

   Management is not aware of any matters to be presented for action at the meeting other than the matters mentioned above, and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, it is intended that the holders of the proxies will vote them in their discretion.



                                           By order of the Board of Directors


                                           Peter R. Admirand
                                           Secretary

Date: May 30,1997


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